Exhibit 99.1

Zynex signs lease to move into larger building.

November 13, 2009
Zynex, Inc. (OTCBB:ZYXI), a provider of pain management systems and electrotherapy products for medical patients with functional disability, announces it has signed a lease to rent a 75,000 square foot building in Lone Tree (Littleton), Colorado. Zynex currently leases 16,553 square feet in Littleton, Colorado and the new building will house its headquarters, office, plant and warehouse.

Thomas Sandgaard, CEO of Zynex comments: ”This is an exciting time for Zynex. The move to our new headquarters comes at a time where we have recently paid down our Line of Credit entirely and placed advertising to add 25 more sales representatives in major cities across the country. We had already outgrown the current space and will have room to grow in the new building for several years”.

About Zynex
Zynex, Inc. (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, an have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement
Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, acceptance of our products by hospitals and clinicians, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our 10-K Report for the year ended December 31, 2008.

Contact: Thomas Sandgaard, CEO. (303) 703-4906, www.zynexmed.com